Exhibit 99.2

[—] February 2011

To: Renren Inc.

23/F, Jing An Center

8 North Third Ring Road East

Beijing, 100028

The People’s Republic of China

Ladies and Gentlemen,

Re: Legal Opinion

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on PRC Laws (as defined in Section I). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

We act as PRC counsel to Renren Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the Company’s Registration Statement on Form F-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on [—] 2011, relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (“ADSs”), each representing ordinary shares with a par value [—] per share of the Company, and (b) the sale of the Company’s ADSs and listing of the Company’s ADSs on the [New York Stock Exchange / NASDAQ Global Market]. We have been requested to give this Opinion as to the matters set forth below.

In rendering this Opinion, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. All the Documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true and accurate. Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agency (as defined in Section I) with proper authority and the appropriate representatives of the Company and/or the PRC Operating Entities with the proper powers and functions.

We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all Documents submitted to us as copies, and the truthfulness, accuracy and completeness of all Documents and the factual statements in such Documents. We have further assumed that the Documents provided to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents.

I.	Definitions

The following terms as used in this Opinion are defined as follows:

“PRC Subsidiary”	means Qianxiang Shiji Technology Development (Beijing) Co., Ltd.(Qianxiang Shiji).

“Affiliated Companies”	means Beijing Qianxiang Tiancheng Technology Development Co., Ltd.(Qianxiang Tiancheng) and its subsidiaries.

“CIAC”	means CIAC/ChinaInterActiveCorp, a company incorporated under the laws of the Cayman Islands and of which 100% equity interest is directly owned by the Company.

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Operating Entities in the PRC.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the condition (financial or otherwise), business, properties or results of operations or prospects of the Company, CIAC, the PRC Subsidiary and the PRC Operating Entities taken as a whole.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices and supreme court judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Renminbi”	means the lawful currency of the PRC.

II.	Opinions

1.	The PRC Subsidiary has been duly organized and is validly existing as a wholly foreign owned enterprise under the PRC Laws, with legal person status and corporate power and authority to own or lease its properties and conduct its business as described in the Prospectus; the PRC Subsidiary is duly qualified to transact business within the business scope as specified in its business license in the PRC; the registered capital of the PRC Subsidiary has been duly authorized and is fully paid and is owned by CIAC; the registered capital of the PRC Subsidiary is owned free and clear of all liens, encumbrances, equities and claims, and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into any shares of capital stock or of ownership interests in the PRC Subsidiary are outstanding; the PRC Subsidiary has obtained all approvals, authorizations, consents and orders, and has made all filings, which are required under the PRC Laws for the ownership interest by CIAC of the relevant equity interest in the PRC Subsidiary; the articles of association and the business license of the PRC Subsidiary comply with the requirements of applicable PRC Laws and are in full force and effect.

2.	Each of the Affiliated Companies has been duly organized and is validly existing as a limited liability company under the PRC Laws, with legal person status and corporate power and authority to own or lease its properties and conduct its business as described in the Prospectus; each of the Affiliated Companies is duly qualified to transact business within the business scope as specified in their respective business licenses in the PRC; the registered capital of each of the Affiliated Companies has been duly authorized and is fully paid and is owned by its shareholder; the articles of association and the business license of each of the Affiliated Companies comply with the requirements of applicable PRC Laws and are in full force and effect.

3.	The description of the corporate structure of the Company and the various contracts between the PRC Subsidiary and the Affiliated Companies listed in Schedule I attached hereto (each a “Corporate Structure Contract” and collectively the “Corporate Structure Contracts”) as set forth in the Prospectus under the captions “Corporate History and Structure”, is true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. There is no other agreement, contract or other document relating to the corporate structure of the PRC Subsidiary and the Affiliated Companies (collectively, the “PRC Operating Entities”) which has not been, to the extent material to the Company and the PRC Operating Entities, disclosed in the Registration Statement and the Prospectus. The ownership structure of the Company and the PRC Operating Entities, individually or in the aggregate, does not violate, breach, contravene or conflict with any applicable PRC Laws.

4.	The entering into and the consummation of the transactions contemplated in the Corporate Structure Contracts as described in the Prospectus constitute legal, valid and binding obligations of all the parties thereto, enforceable against all the parties thereto, in accordance with their terms; all necessary steps for the transactions contemplated in the Corporate Structure Contracts have being taken and all consents required from the respective parties have been obtained and are in full force and effect; all governmental approvals, consents, registrations, filings and all necessary steps required in the PRC for the transactions contemplated in the Corporate Structure Contracts, except for those in connection with (x) the trademark license and (y) the future transfer of the equity interest in Qianxiang Tiancheng, as the case may be, as contemplated under the applicable Corporate Structure Contracts, have been obtained, made and/or taken and are in full force and effect; the obligations undertaken by and the rights granted to each party to the Corporate Structure Contracts are legally permissible under PRC Laws.

5.	Each PRC Operating Entity has taken all necessary corporate and other actions and fulfilled all conditions required by the PRC Laws for the entering into, execution, adoption, assumption, issuance, delivery and performance of their respective obligations under each of the Corporate Structure Contracts to which it is a party, and the representatives of the relevant PRC Operating Entity have been duly authorized to do so.

6.	To the best of our knowledge after due and reasonable inquiries, the execution, delivery and performance by each of the parties of each of the Corporate Structure Contracts to which any of them is a party does not and will not contravene, result in a breach or violation of or constitute a default under (a) in the case of the PRC Operating Entities, any of the terms and provisions of their respective articles of association or any of their respective business licenses, (b) any applicable PRC Laws, (c) any arbitration award or judgment, order or decree of any court of the PRC by which any of the PRC Operating Entities is bound or to which any of the properties or assets of the PRC Operating Entities is subject, as the case may be, or (d) any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them or any of their assets, except where, in respect of (d) above, such violation, breach or default would not, individually or in the aggregate, have a Material Adverse Effect; each Corporate Structure Contract is in full force and effect and none of the parties thereto is in breach or default in the performance of any of the terms or provisions of such Corporate Structure Contract; no Corporate Structure Contract has been amended or revoked or is liable to be set aside under any applicable PRC Laws.

7.	To the best of our knowledge after due and reasonable inquiry there are no legal, administrative, arbitration or other proceedings which have challenged the legality, effectiveness or validity of the Corporate Structure Contracts and/or the transactions contemplated thereby, individually or taken as a whole, and to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other persons.

8.	According to the “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rule”), issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and SAFE on August 8, 2006, offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. As disclosed in the Prospectus, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the Company’s under the Prospectus are subject to this regulation, and (ii) given that Qianxiang Tiancheng and Qianxiang Shiji were incorporated before September 8, 2006, the effective date of this regulation, and that no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation, the Company is not required to submit an application the CSRC for its approval of the listing and trading of its ADSs on the [New York Stock Exchange / NASDAQ Global Market].

9.	The statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Related Party Transactions”, “Business”, “Corporate History and Structure”, “Regulation”, “Enforcement of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation” and “Taxation”, insofar as such statements describe or summarize PRC legal or regulatory matters referred to therein, are true, accurate in all material aspects, and fairly present and summarize the PRC legal and regulatory matters referred to therein; such statements do not contain untrue statements of material facts, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading.

III.	Qualifications

This Opinion is subject to the following qualifications:

(i)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(ii)	This Opinion is intended to be used in the context that is specifically referred to herein and each section should be looked at as a whole regarding the same subject matter.

(iii)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided for herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and its being filed as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

TransAsia Lawyers

SCHEDULE I

Corporate Structure Contracts

1.	Business Operations Agreement, dated as of December 23, 2010, among Qianxiang Shiji, Qianxiang Tiancheng and its shareholders

2.	Powers of Attorney, dated as of December 23, 2010, by the shareholders of Qianxiang Tiancheng

3.	Spousal Consent Letters, dated as of December 23, 2010, by the spouse of each of the shareholders of Qianxiang Tiancheng

4.	Amended and Restated Exclusive Technical Service Agreement, dated as of December 23, 2010, between Qianxiang Shiji and Qianxiang Tiancheng

5.	Amended and Restated Intellectual Property Right License Agreement, dated as of December 23, 2010, between Qianxiang Shiji and Qianxiang Tiancheng

6.	Amended and Restated Equity Interest Pledge Agreements, dated as of December 23, 2010, between Qianxiang Shiji and each of the shareholders of Qianxiang Tiancheng

7.	Amended and Restated Equity Option Agreements, dated as of December 23, 2010, between Qianxiang Shiji and each of the shareholders of Qianxiang Tiancheng

8.	Amended and Restated Loan Agreements dated as of December 23, 2010, between Qianxiang Shiji and each of the shareholders of Qianxiang Tiancheng